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Pitney Bowes Inc. - Form 10-Q
Nine Months Ended September 30, 1996
Page 18 of 19
                                                               Exhibit (ii)


                            Pitney Bowes Inc.
          Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)         Three Months Ended      Nine Months Ended
                                  September 30,           September 30,
                                   1996      1995          1996       1995
Income from continuing
  operations before income
  taxes                        $176,450  $150,790      $522,085   $454,391

Add:
  Interest expense               52,212    54,059       151,095    175,763
  Portion of rents
    representative of the
    interest factor              11,469     9,952        33,780     31,179
  Amortization of capitalized
    interest                        228       228           685        685
  Minority interest in the
    income of subsidiary
    with fixed charges            2,011     2,823         6,121      2,823

Income as adjusted             $242,370  $217,852      $713,766   $664,841

Fixed charges:
  Interest expense               52,212    54,059       151,095    175,763
  Capitalized interest                -       608         1,201      1,570
  Portion of rents
    representative of the
    interest factor              11,469     9,952        33,780     31,179
  Minority interest in the
    income of subsidiary
    with fixed charges            2,011     2,823         6,121      2,823

                               $ 65,692  $ 67,442      $192,197   $211,335

Ratio of earnings to fixed
  charges                          3.69      3.23          3.71       3.15

Ratio of earnings to fixed
  charges excluding minority
  interest                         3.77      3.33          3.80       3.17

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

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